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Exhibit 99.1

Quarterly Report to Holders of Contingent Value Obligations
For the Quarter Ended December 31, 2004

April 18, 2005

To Holders of Contingent Value Obligations:

This is the quarterly report for the synthetic fuel plants owned by Solid Energy LLC, Ceredo Synfuel LLC, Solid Fuel LLC, and Sandy River Synfuel LLC (“the Earthco plants”) for the quarter ending December 31, 2004.

Overview

There are currently 98.6 million Contingent Value Obligations (CVOs) issued and outstanding. CVOs were issued as a result of the Progress Energy, Inc. (Progress Energy) and Florida Progress Corporation share exchange, which occurred on November 30, 2000. For every Florida Progress Corporation share owned at that time, one CVO was issued.

Each CVO represents the right to receive contingent payments, based on the net after-tax cash flow generated by the Earthco plants. Qualifying synthetic fuel plants entitle their owners to federal income tax credits based on the barrel of oil equivalent of the synthetic fuel produced and sold by these plants. In the aggregate, holders of CVOs are entitled to payments equal to 50% of any net after-tax cash flow generated by the Earthco plants in excess of $80 million per year for each of the years 2001 through 2007. Payments on the CVOs will not be made until tax audit matters are resolved. Based on past tax audit experience, it is anticipated that payments will not begin any sooner than six years after the first operation year for which the net after-tax cash flow generated by the Earthco plants exceeds $80 million.

For purposes of calculating CVO payments, net after-tax cash flows include the taxable income or loss for the Earthco plants adjusted for depreciation and other non-cash items plus income tax benefits, and minus income tax incurred. The total amount of net after-tax cash flow for any year will depend upon the final determination of the income tax savings realized and the income taxes incurred after completion of the income tax audits. Thus, the estimated after-tax cash flow generated by the Earthco plants could increase or decrease due to changes in the income tax savings realized for the year.

This is only an overview of the terms of the CVOs. The legal documents governing the CVOs contain significant additional information.

Results of Operations

The estimated net after-tax cash flow for the quarter for each of the Earthco plants is as follows:

Solid Energy LLC Ceredo Synfuel LLC Solid Fuel LLC Sandy River Synfuel LLC	4th Quarter $0.7 million $26.3 million $9.0 million $20.2 million	Year to Date* $1.8 million $23.9 million $5.2 million $19.8 million

An estimated $73.9 million in synthetic fuel tax credits were generated but not realized nor included in the net after-tax cash flow amounts for the twelve months ended December 31, 2004.

*The Company is negotiating an escrow agreement for the payment of royalties. During 2003 and 2004, the Company accrued its royalty obligations; however, no cash payments were made. The estimated net after-tax cash flow for the year 2003 and 2004 would have been reduced if the payments were made, and will be reduced when the payments are made at a later date. As of December 31, 2004, approximately $89.6 million of royalties were accrued on the books of the Earthco plants of which $41.3 million is related to 2004.

Material Developments as of April 18, 2005

During 2001, the Internal Revenue Service (“IRS”) released Revenue Procedure 2001-30 and Revenue Procedure 2001-34 that outline the conditions that must be met to receive a Private Letter Ruling (“PLR”) for Section 29 tax credits from the IRS. PLRs represent advance rulings from the IRS applying its interpretation of the tax law to an entity’s facts for Section 29 credits. In December 2001 and January 2002, favorable PLRs were received for all four Earthco plants.

Impact of Hurricanes

Hurricanes Charley, Frances, Ivan and Jeanne struck significant portions of the Company’s service territories during the third quarter of 2004. As a result of the hurricanes, the Company did not anticipate that it would have enough tax liability in 2004 to be able to use in 2004 or carry forward to future years all of the Section 29 tax credits generated by Earthco plants in 2004. As a result, the Earthco plants suspended production in the third quarter of 2004. The Company filed a petition with the Florida Pubic Service Commission (FPSC) in November 2004 to recover the storm costs incurred in the Florida service territory over a two year period. Based on reasonable expectation at December 31, 2004 that the FPSC will grant the requested recovery of the storm costs, the Company’s loss from the casualty is less than originally anticipated. Therefore, the Company's 2004 tax liability is greater than originally anticipated, along with its ability to record Section 29 tax credits generated by the Earthco plants. The Company believes its right to recover the storm costs is well established; however, the Company cannot predict the timing or outcome of this matter. Hearings on the Company's petition for storm cost recovery were held from March 30, 2005 to April 1, 2005. The FPSC is scheduled to vote on the Company's petition on June 14, 2005, with an order expected on July 5, 2005. If the petition for recovery of storm costs is denied in 2005, there could be material impact on the amount of 2005 synthetic fuels production and results of operations.

IRS Proceedings

In September 2002, all four of the Earthco plants were accepted into the IRS’ Pre-Filing Agreement (“PFA”) program. The PFA program allows taxpayers to accelerate voluntarily the IRS exam process in order to seek resolution of specific issues.

In July 2004, the Company was notified that the IRS field auditors anticipate taking an adverse position regarding the placed-in-service date of the Earthco plants. Due to the auditors’ position, the IRS decided to exercise its right to withdraw from the PFA program with the Company. With the IRS’s withdrawal from the PFA program, the review of the Earthco plants is back on the normal procedural audit path of the Company’s tax returns.

On October 29, 2004, the Company received the IRS field auditors’ preliminary report concluding that the Earthco plants had not been placed in service before July 1, 1998, and that the tax credits generated by those plants should be disallowed. The Company disagrees with the field audit team’s factual findings and believes that the Earthco plants were placed in service before July 1, 1998. The Company also believes that the report applies an inappropriate legal standard concerning what constitutes “placed in service.” The Company intends to contest the field auditors’ findings and their proposed disallowance of the tax credits.

Because of the disagreement between the Company and the field auditors as to the proper legal standard to apply, the Company believes that it is appropriate and helpful to have this issue reviewed by the National Office of the IRS, just as the National Office reviewed the issues involving chemical change. Therefore, the Company is asking the National Office to clarify the legal standard and has initiated this process with the National Office. The Company believes that the appeals process, including proceedings before the National Office, could take up to two years to complete; however, it cannot control the actual timing of resolution and cannot predict the outcome of this matter.

In management’s opinion, the Company is complying with all the necessary requirements to be allowed such credits under Section 29, and, although it cannot provide certainty, it believes that it will prevail in these matters. Accordingly, while the Company has adjusted its synthetic fuel production for 2004 in response to the effects of the hurricane damage and its impact on 2004 tax liability, it has no current plans to alter its synthetic fuel production schedule for future years as a result of the IRS field auditors’ report. However, should the Company fail to prevail in these matters, there could be material liability for previously used or carried forward Section 29 credits, with a material adverse impact on net after-tax cash flows. If any of the tax credits generated by Earthco plants in operation years 2001-2007 were disallowed, net after-tax cash flow for each operation year would be reduced by the amount of the lost income tax benefits for that year. In the event of a total disallowance of Section 29 credits generated by the Earthco plants, no payments would be made to holders of CVOs.

Proposed Accounting Rules for Uncertain Tax Positions

In July 2004, the FASB stated that it plans to issue an exposure draft of a proposed interpretation of SFAS No. 109, “Accounting for Income Taxes,” (SFAS No. 109) that would address the accounting for uncertain tax positions. The FASB has indicated that the interpretation would require that uncertain tax benefits be probable of being sustained in order to record such benefits in the financial statements. The exposure draft is expected to be issued in the second quarter of 2005. The Company cannot predict what actions the FASB will take or how any such actions might ultimately affect the Company’s financial position or results of operations, but such changes could have a material impact on the Company’s evaluation and recognition of Section 29 tax credits.

Permanent Subcommittee

In October 2003, the United States Senate Permanent Subcommittee on Investigations began a general investigation concerning synthetic fuel tax credits claimed under Section 29. The investigation is examining the utilization of the credits, the nature of the technologies and fuels created, the use of the synthetic fuel and other aspects of Section 29 and is not specific to the Company’s synthetic fuel operations. The Company is providing information in connection with this investigation. The Company cannot predict the outcome of this matter.

Impact of Crude Oil Prices

Although the Section 29 tax credit program is expected to continue through 2007, recent unprecedented and unanticipated increases in the price of oil could limit the amount of those credits or eliminate them altogether for one or more of the years following 2004. This possibility is due to a provision of Section 29 that provides that if the average wellhead price per barrel for unregulated domestic crude oil for the year (the “Annual Average Price”) exceeds a certain threshold value (the “Threshold Price”), the amount of Section 29 tax credits are reduced for that year. Also, if the Annual Average Price increases high enough (the “Phase Out Price”), the Section 29 tax credits are eliminated for that year. For 2004, the Threshold Price was $51.35 per barrel and the Phase Out Price was $64.47 per barrel. The Threshold Price and the Phase Out Price are adjusted annually for inflation.

If the Annual Average Price falls between the Threshold Price and the Phase Out Price for a year, the amount by which Section 29 tax credits are reduced will depend on where the Annual Average Price falls in that continuum. For example, for 2004, if the Annual Average Price had been $57.91 per barrel, there would have been a 50 percent reduction in the amount of Section 29 tax credits for that year.

The Secretary of the Treasury calculates the Annual Average Price based on the Domestic Crude Oil First Purchases Prices published by the Energy Information Agency (“EIA”). Because the EIA publishes its information on a three-month lag, the Secretary of the Treasury finalizes its calculations three months after the year in question ends. Thus, the Annual Average Price for calendar year 2004 was published on April 6, 2005, and the Annual Average Price for 2004 did not reach the Threshold Price for 2004. Consequently, the amount of the Company's 2004 Section 29 tax credits was not adversely affected by oil prices.

The Company cannot predict with any certainty the Annual Average Price for 2005 or beyond. Therefore, it cannot predict whether the price of oil will have a material effect on the Earthco plants’ synthetic fuel business after 2004. However, if during 2005 through 2007, oil prices remain at historically high levels or increase, the Earthco plants’ synthetic fuel business may be adversely affected for those years and, depending on the magnitude of such increases in oil prices, the adverse affect for those years could be material and could have an impact on the Earthco plants’ synthetic fuel production plans. If synthetic fuel production at the Earthco plants during 2005-2007 is reduced, net after-tax cash flow of the Earthco plants in an operation year may not exceed $80 million and, in that case, no payments would be made to CVO holders for those years.

In response to the historically high oil prices to date in 2005, the Company has adjusted its planned production schedule for the Earthco plants by shifting production planned for April and May 2005 to the second half of 2005. If oil prices rise and stay at levels high enough to cause a phaseout of tax credits, the Company may reduce planned production or suspend production at some or all Earthco facilities.

Adjustments for Previous Periods

Net after-tax cash flows are estimated each quarter as actual information is not available until the tax return is filed in the subsequent year. The adjusted net after-tax cash flow information for the prior year is disclosed annually in the report for the fourth quarter.

The original net after-tax cash flow estimates for the year ended December 31, 2003 for each of the Earthco plants have been adjusted to reflect amounts as filed on the 2003 federal tax returns.

The 2003 estimated net after-tax cash flow amounts for the calendar year for each of the Earthco plants are as follows:

Solid Energy LLC Ceredo Synfuel LLC Solid Fuel LLC Sandy River Synfuel LLC	Year to Date $ 15.9 million $ 41.9 million $ 2.0 million $ 9.4 million

Synthetic fuel tax credits of $100.4 million were generated, but not realized nor included in the net after-tax cash flow amounts for the year ended December 31, 2003.

Supplemental Information

Where can I find a current market value of the CVO?

CVOs are traded on the Over The Counter “pink sheets.” You will need to contact your broker to obtain a value or you may go on the Internet and visit the following web site: www.pinksheets.com. Click on the “symbol lookup” and type “Progress Energy” in the “Search for a security” site, click “go” then click on “quote” to obtain the latest quote.

How can I purchase or sell CVOs?

You will need to contact a broker to purchase or sell CVOs.

What is the cost basis in the CVOs?

For federal income tax reporting purposes, the Company will treat 54.5 cents as the fair market value of each CVO that was issued on November 30, 2000, the effective date of the share exchange. That amount is the average of the reported high and low trading prices of the CVOs on the NASDAQ Over The Counter Market on November 30, 2000. If you received your CVOs in the share exchange your tax basis for your CVOs is 54.5 cents. If you acquired your CVOs after the share exchange, please consult your tax advisor for your tax basis.

Who is the Securities Registrar and Transfer Agent for the CVOs?

Effective January 1, 2005, Wachovia Bank, N.A. has become the Securities Registrar and Transfer Agent.

Wachovia Bank, N.A.
Shareholder Services
1525 West W.T. Harris Blvd., NC 1153
Charlotte, NC 28262-8522
Call toll free 1 877-711-4092